Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-33790 on Form S-8/A of our reports dated February 25, 2015, relating to the consolidated financial statements of Avista Corporation and the effectiveness of Avista Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Avista Corporation for the year ended December 31, 2014, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
Seattle, Washington
February 26, 2015